                            REED SMITH SHAW & MCCLAY
                                  [Letterhead]

(412) 288-3196            June 14, 1996


Tuscarora Incorporated
800 Fifth Avenue
New Brighton, PA  15066


                 Re:  Registration Statement on Form S-8 re 1989
                      Stock Incentive Plan

Gentlemen:

                 We have acted as counsel to Tuscarora Incorporated (the "Company") in connection with the above-captioned Registration Statement (the "Registration Statement") relating to 299,750 shares of Common Stock, without par value, of the Company (the "Common Stock") which may be purchased or acquired by employees of the Company and its subsidiaries under the Company's 1989 Stock Incentive Plan (the "Plan"). The Plan provides that either authorized but unissued or reacquired shares of Common Stock may be issued upon the exercise of stock options granted, or upon the award of restricted shares, under the Plan. In rendering our opinion below, we have assumed that only authorized but unissued shares will be sold under the Plan.

                 In connection with this opinion, we have examined, among other things:

                 (1) the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof;

                 (2)  the Plan, as amended and in effect on the date hereof;

                 (3) Minutes of meetings of the Board of Directors and shareholders of the Company held on October 16, 1989 and December 19, 1989, respectively, at which the Plan was adopted by the Board and approved by the shareholders; and

                 (4) Minutes of meetings of the Board of Directors and shareholders of the Company held on October 13, 1994 and December 15, 1994, respectively, at which the Plan was amended by the Board and said amendment was approved by the shareholders.

                 Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, we are pleased to advise you that in our opinion the shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan upon the exercise of stock options granted under the Plan or

REED SMITH SHAW & MCCLAY

Tuscarora Incorporated                 -2-                       June 14, 1996

upon the award of restricted shares under the Plan have been duly authorized, and, upon issuance, in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion".

                                Yours truly,


                                /s/  Reed Smith Shaw & McClay
                                -----------------------------
                                REED SMITH SHAW & McCLAY

EH/cg